UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2023

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4224 Campus Point Court, Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)

On June 12, 2023, the Board of Directors (the “Board”) of Regulus Therapeutics Inc. (the “Company”) appointed Preston Klassen, M.D., as the Company’s President and Head of Research & Development, effective immediately (the “Employment Commencement Date”). Joseph P. Hagan, the Company’s President and Chief Executive Officer, will continue to serve as the Company’s Chief Executive Officer following Dr. Klassen’s appointment as President.

Dr. Klassen, age 54, previously served as President and Chief Operating Officer of Zura Bio Limited from February to April 2023. From June 2020 to February 2023, Dr. Klassen served as President and Chief Executive Officer and as a member of the Board of Directors of Metacrine, Inc., a biopharmaceutical company. From March 2017 to June 2020, Dr. Klassen served as Executive Vice President, Head of Research and Development and Chief Medical Officer of Arena Pharmaceuticals, Inc., a biopharmaceutical company. From June 2016 to March 2017, he was Chief Medical Officer of Laboratoris Sanifit S.L., a biotechnology company, and prior to that, from November 2009 to May 2016, was Executive Vice President, Head of Global Development at Orexigen Therapeutics, Inc. Dr. Klassen also held several positions of increasing responsibility at Amgen Inc., including Therapeutic Area Head for Nephrology. Before joining Amgen, he was a faculty member in the Division of Nephrology at Duke University Medical Center. From February 2014 to May 2020, Dr. Klassen served on the board of directors of Conatus Pharmaceuticals Inc., a publicly traded biotechnology company that merged with Histogen Inc. in May 2020. Dr. Klassen holds a B.S. in Chemistry from Central University of Iowa. Dr. Klassen received his medical degree from the University of Nebraska College of Medicine and completed his residency in internal medicine, fellowship in nephrology, and Master of Health Sciences degree at Duke University.

On June 12, 2023, the Company entered into an employment agreement with Dr. Klassen. Pursuant to the agreement, Dr. Klassen will be entitled to receive an initial base salary of $475,000 per year and will be eligible to receive an annual performance bonus, with a target bonus amount of 50% of his base salary. Dr. Klassen’s base salary and target bonus will be subject to periodic review and adjustment from time to time in the discretion of the Board or the Compensation Committee of the Board.

If the Company terminates Dr. Klassen’s employment without cause (other than due to his death or complete disability) or if Dr. Klassen resigns for good reason at any time other than during the period beginning one month before and ending 12 months following a change in control of the Company, the Company will be obligated to pay Dr. Klassen, subject to his providing the Company with an effective release and waiver of claims, (1) severance payment equal to 12 months of his base salary in effect at the time of such termination or resignation which shall be paid in equal installments in accordance with the Company’s regular payroll schedule commencing after the effective date of the release, (2) a lump sum payment equal to 12 months of healthcare premiums, multiplied by a factor of 2.59 and (3) vesting acceleration of all outstanding options and other equity incentive awards subject to time-based vesting held by Dr. Klassen as of such termination or resignation.

If the Company terminates Dr. Klassen’s employment without cause (other than due to his death or complete disability) or if Dr. Klassen resigns for good reason, in each case during the period beginning one month before and ending 12 months following a change in control of the Company, in addition to the severance payment described above, the Company is also obligated to pay Dr. Klassen, subject to his providing the Company with an effective release and waiver of claims, (1) a lump sum payment equal to the target amount of Dr. Klassen’s annual performance bonus for the year of termination or resignation and (2) vesting acceleration of all outstanding options and other equity incentive awards subject to performance-based vesting held by Dr. Klassen as of such termination or resignation.

Upon the Employment Commencement Date, Dr. Klassen will be granted (i) a stock option under the Company’s 2021 Inducement Plan to purchase 250,000 shares of the Company’s common stock and (ii) a stock option to purchase 100,000 shares of the Company’s common stock under the Company’s 2019 Equity Incentive Plan. Each of the options will have an exercise price equal to the fair market value on the date of grant and will vest as follows: 25% of the option will vest on the first anniversary of the Employment Commencement Date and the balance will vest in equal monthly installments over the following 36 months.

Upon the Employment Commencement Date, Dr. Klassen and the Company also entered into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as an officer of the Company. The indemnification agreement will be in the form entered into with the Company’s other executive officers. The form of indemnification agreement is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-183384), originally filed with the SEC on August 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: June 12, 2023	By:	/s/ Joseph Hagan
Joseph Hagan
Chief Executive Officer